Exhibit 10.1

October 12, 2016

Steve Valenzuela
Delivered via email

Dear Steve,

Alarm.com is pleased to offer you the position of Chief Financial Officer working out of our Tysons Corner, VA office and reporting to Stephen Trundle, President & CEO. Your start date is tentatively set for Monday, November 14, 2016 and will be finalized upon satisfactory completion of our pre-employment background screening. This offer will expire on Friday, October 14, 2016 if not accepted.

Your compensation and incentives will be as follows.

Base Compensation
Your base compensation will be a semi-monthly salary of $13,958.33, which, when annualized, is $335,000, less applicable deductions and withholdings. This salary is compensation for all hours worked in the pay period. As an exempt employee, you will not be eligible for overtime pay. Payroll is processed on a semi-monthly basis.

Incentive Compensation
You will also be eligible for an annual discretionary cash bonus of up to $167,500, less applicable deductions and withholdings. When awarded, cash incentive compensation bonuses are generally based on your performance measured against Alarm.com corporate performance criteria determined by the Compensation Committee, the performance of your department, and a qualitative assessment of performance completed by the CEO with feedback from the Board of Directors. Any such bonus will be paid annually.

Following the start of your employment, Alarm.com will provide you a sign on bonus payment of $75,000. This payment will be made within your first two paychecks and will be in lieu of pro-rated bonus eligibility for time worked during 2016.

Relocation Assistance
In order to offset your relocation to the Washington DC area, Alarm.com agrees to reimburse you up to $50,000 of the combination of a) IRS allowable relocation reimbursements and b) non IRS allowed (taxable) relocation costs to be grossed up. You must complete the relocation by July 17, 2017 and request for payment must be made within 60 days following the relocation with accompanying receipts/documentation.

To assist with your local start date in advance of relocation, Alarm.com agrees to cover flights as well as corporate housing/long term stay accommodations between your start date of employment and through the date of your relocation, to not extend beyond July 17, 2017.

Equity Compensation
Subject to approval by our Board of Directors, you will be awarded 65,000 stock options under Alarm.com’s 2015 Equity Incentive Plan. Options will vest over 5 years with 20% vesting on the first anniversary date of the grant and monthly thereafter.

Subject to approval by our Board of Directors, you will also be awarded Restricted Stock Units (RSUs) equivalent to $1M in value as of the award date. Additionally, within 3 months of your 1st and 2nd year employment anniversary dates you will also be awarded, subject to Board approval, Restricted Stock Units (RSUs) equivalent to $250,000 in value as of the award date. Vesting on such RSUs will be over 5 years such that 40% vests at the 2nd anniversary date of the grant, an additional 40% vests at the 4th anniversary of the grant and the remaining 20% vests at the 5th anniversary date.

As the Company’s CFO, your options and RSUs will be eligible for accelerated vesting on a Change in Control event (as defined in the 2015 Equity Incentive Plan). In the event of a Change in Control, the unvested shares subject to your outstanding options and RSUs will fully vest upon the earlier of: (1) if the acquirer seeks your help during a transition period, and such transition period does not exceed 12 months after the closing of the Change of Control transaction, then on the last day of the transition period or if the acquirer does not seek such a transition period, upon the closing of such Change in Control transaction (2) twelve months following the closing of the Change in Control transaction (3) the date of your involuntary termination by the acquirer (4) after closing of the Change of Control transaction when an acquirer requires relocation more than 35 miles from the current work location and you choose not to relocate or (5) upon a Change of Control, when the acquirer reduces your cash compensation package from compensation in force at time of closing of the Change in Control transaction. If you are requested to stay by the acquirer for a transitional period not to exceed twelve months following the Change in Control transaction, and you choose not to stay for some or all of the requested period, then there will be no acceleration. Aside from these benefits upon a Change in Control, Alarm.com does not require or provide management contracts.

Severance Agreement
If employment is terminated involuntarily, except for cause, Alarm.com agrees to pay 4 months’ severance pay and 6 months’ COBRA equivalent.

Benefits
Alarm.com offers a comprehensive benefits package, including health, disability, life insurance, and a 401k Plan that includes corporate matching contributions up to $3,000 per year. You and your eligible dependents may participate in a full range of benefits in accordance with Alarm.com’s current eligibility requirements. It will be necessary for you to make benefit elections within 30 days of your hire date with Alarm.com. Employee benefits are subject to change at the sole discretion of Alarm.com.

This offer is contingent on your submission of satisfactory proof of your eligibility to work in the United States. In addition, as a condition of your employment, you are required to sign the attached Restrictive Covenants Agreement.

This offer is contingent upon satisfactory completion of a pre-employment background screening. This background screening may include a social security number confirmation; verification of previous employment; verification of education; a credit check; and a criminal background investigation. All information related to these items should have been disclosed on your application. If the results of the pre-employment background check are not satisfactory, or it is found that you falsified or did not disclose relevant information on your application, Alarm.com reserves the right to withdraw this offer or terminate your employment.

Your employment with Alarm.com is at-will, meaning that you or the employer may terminate the employment at any time for any reason not prohibited by law with or without prior notice. This may occur before any particular equity grant vests or any particular compensation becomes due to you. After any termination you will not be entitled to any further equity award grants or vesting, compensation or other benefits, except as indicated for a change of control event, and except as required by law or confirmed in writing at the time of your departure. Nothing in the offer is intended to create a contract for employment or guarantee of continued employment with Alarm.com. This at-will relationship may not be modified except by individual written agreement signed by you and an authorized officer of Alarm.com. Alarm.com reserves the right to change the terms and conditions of your employment at any time for any reason not prohibited by law, with or without prior notice to you.

By signing this letter, you warrant that you will not disclose any trade secrets or confidential information of any prior employer, that you are under no contractual or other legal restriction that would prevent you from accepting this offer, and that you will not, in the course and scope of your Alarm.com employment, violate any previous agreement with any other employer, including, but not limited to, non-compete or non-solicit agreements. By accepting this offer, you also agree to adhere to Alarm.com’s policies and procedures, including those contained in the Alarm.com employee handbook.

This letter, together with the Restrictive Covenants Agreement referenced above, constitutes the full terms and conditions of your employment with Alarm.com. It supersedes any other oral or written statements that may have been made to you.

It is intended that all of the benefits and payments payable under this letter satisfy, to the greatest extent possible, an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this letter will be construed to the greatest extent possible as consistent with those exemptions, and to the extent not so exempt, this letter will be construed to the greatest extent possible in a manner that complies with Section 409A.

If you agree to accept this offer, please sign and date this letter as well as the Restrictive Covenants Agreement. Return all pages to Victoria Schillinger, VP of Human Resources at HR@alarm.com prior to the offer expiration date so that we can begin making arrangements for your arrival. If you have any questions, please do not hesitate to contact Victoria Schillinger. We look forward to the contribution that you can make to our team.

Sincerely,

/s/Stephen S. Trundle

Stephen S. Trundle
President & CEO, Alarm.com

ACCEPTED: /s/Steve Valenzuela                    DATE: Oct. 12, 2016

Print Name: Steve Valenzuela

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